                                          This filing is made pursuant to Rule
                                          424(B)(3) under the Securities Act of
                                          1933 in connection with Registration
                                          No. 333-20007.

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED FEBRUARY 14, 1997)

        $80,650,000 6 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2001
                        8,361,371 SHARES OF COMMON STOCK

                          FPA MEDICAL MANAGEMENT, INC.

     This Prospectus Supplement supplements information contained in that certain Prospectus dated February 14, 1997 as supplemented by Prospectus Supplement No. 1 dated February 27, 1997 (the Prospectus as supplemented, the "Prospectus") relating to the potential sale from time to time of up to (i) $80,650,000 aggregate amount of the Debentures, (ii) 3,107,900 shares of the Common Stock issuable upon conversion thereof by the Selling Securityholders, and (iii) 5,253,471 Individual Shares by the Selling Stockholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders and Selling Stockholders" with respect to the Selling Securityholders and the respective principal amount of Debentures beneficially owned by each such Selling Securityholder and that may be sold pursuant to the Prospectus, as amended or supplemented. The line item "All other Holders . . . 25,545,000, 31.7%, 984,393" contained in the table set forth in the Prospectus shall be deleted in its entirety and replaced as set forth below:

                                            Principal
                                            Amount of                                Number of
                                            Debentures                               Shares of
                                           Beneficially          Percent of           Common
                                           Owned and That        Outstanding        Stock That
 Name (1)                                   May Be Sold          Debentures         May Be Sold
 ----                                      -------------         ------------      -------------

Aragon Investments, Ltd. ................       250,000                *                9,634
Merrill Lynch Capital Markets Plc .......     7,800,000              9.7              300,578
Merrill Lynch, Pierce, Fenner
 & Smith, Inc. ..........................     1,000,000              1.2               38,536
Smith Barney Inc. (6) ...................     3,970,000              4.9              152,987
All other Holders .......................    12,525,000             15.5              482,659

___________________
(1) The information set forth herein is as of March 24, 1997 and will be updated as required. Certain of the holders share investment power with their respective investment advisors.
(6) Smith Barney Inc. was an Initial Purchaser in the private placement of the Debentures.

        The line items "Foundation Health Corporation(2) . . . 4,076,087, 16.4%, 4,071,831"; "Bruce Tarzy . . . 2,148, *, 2,148"; and "William Quesenberry . . .
2,148, *, 2,148" contained in the table set forth in Prospectus Supplement No. 1 dated February 27, 1997 shall be deleted in their entirety and replaced with the following:

                                            Shares Beneficially                          Shares to be
                                                Owned Before                             Beneficially
                                                  Offering                           Owned After Offering
                                            -------------------        Shares        --------------------
                                            Number      Percent        Offered        Number      Percent
                                           --------    ---------      ---------      --------    ---------
Foundation Health
 Corporation (2) ........................ 4,076,087      16.4         4,071,791       4,296          *
Bruce Tarzy .............................     2,148        *              2,148         --           *
William Quesenberry .....................     2,148        *              2,148         --           *

___________________
            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 24, 1997.